Exhibit 4.4

WARRANT AGREEMENT

This Warrant Agreement (this “Agreement”) made as of           , 2011 is between Brainsway Ltd., a company organized under the laws of Israel, with offices at 19 Hartum Street, Bynet Building, 1st Floor, Har Hachotzvim, Jerusalem, Israel, 91451 (the “Company”), and American Stock Transfer & Trust Company, LLC, with offices at 6201 15th Avenue, Brooklyn, New York 11219 (the “Warrant Agent”).

WHEREAS, the Company is engaged in a public offering of Ordinary Shares (as defined below) and, in connection therewith, has determined to issue and deliver 766,667 Series 5 Warrants (each, a “Warrant,” and, collectively, the “Warrants”) to the investors in the public offering, including up to 100,000 Warrants subject to an overallotment option granted to the underwriters as described in the Registration Statement (as defined below), each Warrant evidencing the right of the holder thereof to purchase one of the Company’s ordinary shares, par value NIS 0.04 per share (the “Ordinary Shares”), at an exercise price of $       per whole Ordinary Share;

WHEREAS, the Company has filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-1 (File No. 333-173437), as amended (the “Registration Statement”), for the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 1,150,000 Ordinary Shares (including up to 150,000 Ordinary Shares issuable upon exercise of the Warrants) and the Warrants;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the legally valid and binding obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.           Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.           Warrants.

2.1           Form of Warrant. Each Warrant (a) shall be issued in registered form only, (b) shall be in substantially the form of Exhibit A attached hereto, the provisions of which are incorporated herein, (c) shall be signed by, or bear the facsimile signature of, the Chairman of the Board, the Chief Executive Officer or the President of the Company, and (d) shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2           Effect of Countersignature. Unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof. Warrant certificates shall be dated the date of countersignature by the Warrant Agent.

2.3           Registration.

2.3.1                 Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of the original issuance and transfers of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.3.2                 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant shall be registered upon the Warrant Register (“Registered Holder”), as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the warrant certificate made by anyone other than the Company or the Warrant Agent) for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

3.           Terms and Exercise of Warrants.

3.1           Warrant Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Ordinary Shares stated therein, at the price of $        per whole Ordinary Share, subject to the adjustments provided in Section 4 and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per Ordinary Share at which Ordinary Shares may be purchased at the time a Warrant is exercised. The Company, in its sole discretion, may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than 20 business days; provided, that any such reduction shall be identical in percentage terms among all of the Warrants.

3.2           Duration of Warrants. A Warrant may be exercised only during the period (“Exercise Period”) commencing on the date of issuance and terminating at 5:00 p.m., New York City time, on the Expiration Date or, if such day is not a Business Day, on the next preceding Business Day. For purposes of this Agreement, (i) the “Expiration Date” shall mean the earlier to occur of (x) July 1, 2013 or (y) the date fixed for redemption of the Warrants as provided in Section 6; and (ii) “Business Day” shall mean any day other than a day on which banks in New York, New York or Tel Aviv, Israel are authorized or adjusted by law to close. Except with respect to the right to receive the Redemption Price (as defined below), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. (New York City time) on the Expiration Date. The Company may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide notice to the Registered Holders of such extension of not less than 20 days.

3.3           Exercise of Warrants.

3.3.1                 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised from time to time on any Business Day during the Exercise Period by the Registered Holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full, in lawful money of the United States, by certified check made payable to the Company or by wire transfer of immediately available funds to a Company account designated by the Warrant Agent the Warrant Price for each full Ordinary Share as to which the Warrant is exercised, and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Ordinary Shares, and the issuance of the Ordinary Shares. In no event shall the Registered Holder of any Warrant be entitled to “net cash settle” the Warrant.

3.3.2                 Issuance of Certificates. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price, the Company shall issue to the Registered Holder of such Warrant a certificate or certificates representing the number of full Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and, if such Warrant shall not have been exercised or surrendered in full, a new countersigned Warrant for the number of Ordinary Shares as to which such Warrant shall not have been exercised or surrendered. Subject to Section 7.4 and notwithstanding the foregoing, the Company shall not be obligated to deliver any securities pursuant to the exercise of a Warrant unless (a) a registration statement under the Securities Act with respect to the Ordinary Shares issuable upon exercise of such Warrants is effective and a current prospectus relating to the Ordinary Shares issuable upon exercise of the Warrants is available for delivery to the Warrant holders or (b) in the opinion of counsel to the Company, the exercise of the Warrants is exempt from the registration requirements of the Securities Act and such securities are qualified for sale or exempt from qualification under applicable securities laws of the states or other jurisdictions in which the Registered Holders reside. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state in which such exercise or issuance would be unlawful. In the event a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Warrants is not effective or a prospectus is not available, or because such exercise would be unlawful with respect to a Registered Holder in any state, the Registered Holder shall not be entitled to exercise such Warrants and such Warrants may have no value and expire worthless. In no event will the Company be obligated to pay such Registered Holder any cash consideration upon exercise (except pursuant to Section 4.4).  The Company will advise the Warrant Agent whether a registration statement is effective or the appropriate exemption exists.

3.3.3                 Valid Issuance. All Ordinary Shares issued upon the proper exercise or surrender of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4                 Date of Issuance. Each person or entity in whose name any such certificate for Ordinary Shares is issued shall, for all purposes, be deemed to have become the holder of record of such Ordinary Shares on the date on which the Warrant was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such Ordinary Shares at the close of business on the next succeeding date on which the stock transfer books are open.

4.           Adjustments.  The Warrant Price and the number of Ordinary Shares issuable upon the exercise of the Warrants shall be subject to adjustment from time to time as follows; provided, that no single event shall cause an adjustment under more than one subsection of this Section 4 so as to result in duplication:

4.1           Stock Dividends - Split-Ups. If, after the date hereof, and subject to the provisions of Sections 4.5, the number of outstanding Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares, or other similar event, then, at 5:00 p.m. (New York City time) on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable upon exercise of each Warrant shall be increased in proportion to such increase in outstanding Ordinary Shares.

4.2           Aggregation of Shares. If, after the date hereof, and subject to the provisions of Sections 4.5, the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, at 5:00 p.m. (New York City time) on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable upon exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Ordinary Shares.

4.3           Adjustments in Warrant Price. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price, immediately prior to such adjustment, by a fraction, (a) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (b) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

4.4           Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than a change covered by Sections 4.1 or 4.2 or one that solely affects the par value of such Ordinary Shares), or, in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or, in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety, in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofor purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in Ordinary Shares covered by Sections 4.1 or 4.2, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3 and this Section 4.4 as appropriate without duplication. The provisions of this Section 4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

4.5           Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of Ordinary Shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of Ordinary Shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1 through 4.4 the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6           No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional Ordinary Shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in an Ordinary Share, the Company shall, upon such exercise, round to the nearest whole number the number of the Ordinary Shares to be issued to the Warrant holder (with all fractions lower than 0.50 being rounded down and all fractions equal to or greater than 0.50 being rounded up).

4.7           Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of Ordinary Shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may, at any time, in its sole discretion, make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and, upon delivery of such form to the Warrant Agent, any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.8           Notice of Certain Transactions. In the event that the Company shall propose to (a) offer the holders of its Ordinary Shares rights to subscribe for or to purchase any securities convertible into Ordinary Shares or shares of stock of any class or any other securities, rights or options, (b) issue any rights, options or warrants entitling the holders of Ordinary Shares to subscribe for Ordinary Shares, or (c) make a tender offer, redemption offer or exchange offer with respect to the Ordinary Shares, the Company shall send to the Warrant holders a notice of such proposed action or offer. Such notice shall be mailed to the Registered Holders at their addresses as they appear in the Warrant Register, which shall specify the record date for the purposes of such dividend, distribution or rights, or the date such issuance or event is to take place and the date of participation therein by the holders of Ordinary Shares, if any such date is to be fixed, and shall briefly indicate the effect of such action on the Ordinary Shares and on the number and kind of any other shares of stock and on other property, if any, and the number of Ordinary Shares and other property, if any, issuable upon exercise of each Warrant and the Warrant Price after giving effect to any adjustment pursuant to this Section 4 which would be required as a result of such action. Such notice shall be given as promptly as practicable after the Company’s Board of Directors has determined to take any such action and (x) in the case of any action covered by clause (a) or (b) above, at least 10 days prior to the record date for determining the holders of the Ordinary Shares for purposes of such action or (y) in the case of any other such action, at least 20 days prior to the date of the taking of such proposed action or the last possible date of participation therein by the holders of Ordinary Shares, whichever shall be the earlier.  The Warrant Agent will charge separate fees to the Company for these transactions.

4.9           Treasury Shares.  The number of Ordinary Shares outstanding at any given time shall not include Ordinary Shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such Ordinary Shares (other than the cancellation or retirement thereof or the transfer of such Ordinary Shares among the Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Ordinary Shares for the purpose of this Section 4.

5.           Transfer and Exchange of Warrants.

5.1           Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant into the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. The Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon the Company’s request.

5.2           Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and, thereupon, the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that, in the event a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and shall issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3           Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate for a fraction of a warrant.

5.4           Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5           Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

6.           Redemption.

6.1           Redemption. Not less than all of the outstanding Warrants may be redeemed, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, in whole but not in part, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of the Ordinary Shares has been equal to or greater than $          per Ordinary Share for any twenty (20) trading days within a thirty (30) consecutive trading day period (the “Trading Period”) ending on the third business day prior to the date on which notice of redemption is given. Notwithstanding anything to the contrary contained herein, the Company shall not call the Warrants for redemption unless there is an effective registration statement under the Securities Act relating to the Ordinary Shares issuable upon exercise of the Warrants current and available throughout the Trading Period and a prospectus is available.

6.2           Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants, the Company shall fix a date for the redemption. Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the date fixed for redemption to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the Warrant Register. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Registered Holder received such notice.  The Warrant Agent will charge separate fees to the Company for performing redemptions.

6.3           Exercise After Notice of Redemption. The Warrants may be exercised in accordance with Section 3 at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 and prior to the time and date fixed for redemption. On and after the redemption date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7.           Other Provisions Relating to Rights of Holders of Warrants.

7.1           No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights, to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2           Lost, Stolen Mutilated or Destroyed Warrants. If any Warrant is lost, stolen, mutilated or destroyed, the Company and the Warrant Agent may, on such terms as to indemnity or otherwise as they may in their discretion impose (which terms shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor and date as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

7.3           Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4           Registration of Ordinary Shares. The Company will use its reasonable best efforts to maintain the effectiveness of the Registration Statement and ensure that a prospectus is available for delivery to the Warrant holders until the expiration of the Warrants in accordance with the provisions of this Agreement. The Warrants shall not be exercisable and the Company shall not be obligated to issue Ordinary Shares unless, at the time a holder seeks to exercise Warrants, a prospectus related to the Ordinary Shares issuable upon exercise of the Warrants is current and the Ordinary Shares have been registered or qualified or deemed to be exempt under the laws of the state of residence of the holder of the Warrants. In addition, the Company agrees to use its reasonable best efforts to register such securities under the blue sky laws of the states of residence of exercising Warrant holders, if permitted by the blue sky laws of such jurisdictions, in the event that an exemption is not available. The provisions of this Section 7.4 may not be modified, amended or deleted without the prior written consent of Roth Capital Partners, LLC (“Roth”).

8.           Concerning the Warrant Agent and Other Matters.

8.1           Payment of Taxes. The Company will, from time to time, promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such Ordinary Shares.

8.2           Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1                 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint, in writing, a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and have its principal office in the Borough of Manhattan, City and State of New York, and be authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authorities. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but, if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and, upon request of any successor Warrant Agent, the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties and obligations.

8.2.2                 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

8.2.3                 Merger or Consolidation of Warrant Agent. Any corporation or other entity into which the Warrant Agent may be merged, converted or with which it may be consolidated or any corporation or other entity resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act on the part of the Company or the Warrant Agent.

8.3           Fees and Expenses of Warrant Agent.

8.3.1                 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as Warrant Agent hereunder as set forth on Exhibit B hereto.

8.3.2                 Further Assurances. Each of the Company and the Warrant Agent agrees to perform, execute, acknowledge and deliver, or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the parties hereto for the carrying out or performing of the provisions of this Agreement.

8.4           Liability of Warrant Agent.

8.4.1                 Reliance. Whenever, in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.  The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.  The Warrant Agent may consult at any time with counsel reasonably satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or any holder of Warrants in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

8.4.2                 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct or bad faith.

8.4.3                 Limitation on Liability.  In no event shall the Warrant Agent have any liability for any incidental, special, statutory, indirect or consequential damages, or for any loss of profits, revenue, data or cost of cover.  The Warrant Agent’s liability arising out of or in connection with this Agreement or the administration of the Warrants shall not exceed the aggregate amount of all fees (excluding expenses) paid or payable under this Agreement in the twelve-month period immediately preceding the date of the first event giving rise to liability.

8.4.4                 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it, by any act hereunder, be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Ordinary Shares will when issued be valid, fully paid and nonassessable.  The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Registered Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs or expenses which may be incurred.  All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery or judgment shall be for the ratable benefit of the Registered Holders, as their respective rights or interests may appear.

8.5           Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and, among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all moneys received by the Warrant Agent for the purchase of Ordinary Shares through the exercise of Warrants.  Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Warrant Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

9.           Miscellaneous Provisions.

9.1           Assignment and Successors.  The Warrant Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Warrant Agent’s assets or business without the prior written consent of the Company.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2           Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent) as follows:

Brainsway Ltd.
19 Hartum Street
Bynet Building 1st Floor
Har Hachotzvim
Jerusalem
Israel, 91451

Attn:  Chief Financial Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be delivered by hand or sent by registered or certified mail or overnight courier service, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York  11219

Attn:  Corporate Actions

With a copy in each case to (which shall not constitute notice):

Roth Capital Partners, LLC
24 Corporate Plaza
Newport Beach, CA  92660
Attn:  Managing Director

and

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York  11219
Attn:  General Counsel

Any notice, sent pursuant to this Agreement shall be effective, if delivered by hand, upon receipt thereof by the party to whom it is addressed, if sent by overnight courier, on the next Business Day of the delivery to the courier, and if sent by registered or certified mail on the third day after registration or certification thereof.

9.3           Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

9.4           Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders and, for the purposes of Sections 7.4, 9.2 and 9.8, Roth, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. Roth shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 7.4, 9.2 and 9.8. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and Roth with respect to the Sections 7.4, 9.2 and 9.8) and their successors and assigns and of the Registered Holders.

9.5           Examination of the Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent for inspection by the Registered Holders. The Warrant Agent may require any such holder to submit his, her or its Warrant for inspection.

9.6           Counterparts - Facsimile Signatures. This Agreement may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

9.7           Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8           Amendments.

9.8.1                 This Agreement and any Warrant certificate may be amended by the parties hereto by executing a supplemental warrant agreement (a “Supplemental Agreement”), without the consent of any of the Warrant holders, for the purpose of (i) curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein, or making any other provisions with respect to matters or questions arising under this Agreement that is not inconsistent with the provisions of this Agreement or the Warrant certificates, (ii) evidencing the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company contained in this Agreement and the Warrants, (iii) evidencing and providing for the acceptance of appointment by a successor Warrant Agent with respect to the Warrants, (iv) adding to the covenants of the Company for the benefit of the holders of the Warrants or surrendering any right or power conferred upon the Company under this Agreement, or (viii) amending this Agreement and the Warrants in any manner that the Company may deem to be necessary or desirable and that will not adversely affect the interests of the Warrant holders in any material respect.

9.8.2                 Except as provided in Section 9.8.1., the Company and the Warrant Agent may amend this Agreement and the Warrants by executing a Supplemental Agreement with the consent of the holders of not fewer than a majority of the unexercised Warrants affected by such amendment, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the holders of the Warrants under this Agreement; provided, however, that, without the consent of each of the Warrant holders affected thereby, no such amendment may be made that (i) changes the Warrants so as to reduce the number of Ordinary Shares purchasable upon exercise of the Warrants or so as to increase the Warrant Price (other than as provided by Section 4), (ii) shortens the period of time during which the Warrants may be exercised, or (iii) reduces the number of unexercised Warrants the holders of which must consent for amendment of this Agreement or the Warrants.

9.9           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

9.10           Waiver of Jury Trial.   Each party hereto acknowledges and agrees that any controversy which may arise under the Warrants is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to the Warrants or the transactions contemplated hereby.

9.11           Dealings.  The Warrant Agent, and any affiliate, stockholder, director, officer or employee thereof, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though they were not the Warrant Agent under this Agreement, or an affiliate, stockholder, director, officer or employee of the Warrant Agent, as the case may be.  Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BRAINSWAY LTD.

By:
Uzi Sofer, Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
[Name, Title]

Signature Page to Warrant Agreement

EXHIBIT A

Form of Warrant

EXHIBIT B

Warrant Agent Fees